UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D. C.
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )

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Filed by a Party other than the Registrant [   ]

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        (as permitted by Rule 14a-6(e)(2))
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                        Financial Industries Corporation
                (Name of Registrant as Specified In Its Charter)

                _________________________________________________

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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The Registrant provided the following statement to its shareholders:

                                       FIC
                        Financial Industries Corporation
                           6500 River Place Boulevard
                              Austin, Texas 78730


                                                                   July 08, 2003
Dear Valued Shareholder:

By now you likely have received from Otter Creek Management, Inc., a proxy statement and letter dated June 27, 2003, and find yourself asking who is Otter Creek? And why is it opposing the slate of directors nominated by the Board of Financial Industries Corporation (FIC)?

Otter Creek is a hedge fund that first began buying shares of your Company in May 2001. At that time, there was publicly disclosed speculation about a possible sale of the company. Otter Creek again accelerated its acquisition of shares in your Company following the ouster of former CEO Roy Mitte. The timing coincided with yet another period in which there was publicly disclosed speculation about the possible sale of your Company. Based on comments by Otter Creek's president, it is our belief that Otter Creek, stymied in its ability to capitalize on a liquidity event, is left frustrated by your Board's evaluation that current market conditions make it an inappropriate time to sell your company if our goal is to maximize value to our shareholders.

We further believe that the letter you recently received from Otter Creek regarding its proxy contains several misleading and inaccurate statements about your Company and ask that you carefully consider the following information.

                                DO NOT BE MISLED!

What Otter Creek Says: Otter Creek has repeatedly and inaccurately described your Board's proposed nominees and the management of your Company as being "entrenched."

The FIC Facts: Your board has reduced its size and proposed a slate ten directors; five of these ten were not on last year's slate. Employee director nominees have been cut from six to two. The remaining eight director nominees are independent. Your Board also has hired three new senior executives for your Company, which include the replacement of the former Chief Executive Officer and the former Chief Financial Officer, and formed the new management team which designed and has been implementing what your Board believes is an exciting and strategic new business plan for your Company.

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


What Otter Creek Says: In its comments on the litigation settlement between your Company and Roy Mitte and the Mitte Foundation, Otter Creek alleges that FIC "agreed to pay Mr. Mitte $3 million in severance. In return, FIC acquired the right to vote all of Mr. Matte's shares in favor of management's nominees to the board at this year's board election."

The FIC Facts: FIC did NOT pay $3 million to acquire the right to vote Mitte's shares. The payment was made to resolve litigation involving claims FIC had against Mitte of between $500,000 and $1.5 million as compared to claims which Mitte had asserted against FIC for as much as $13 million. Our decision to settle the litigation with the monetary payment to Mitte was made in order to avoid the obvious distraction, risk and expense associated with protracted litigation. The decision to seek a settlement was made well before the Mitte Foundation agreed to assign its proxy for the 2003 Annual Meeting to FIC management as part of our commitment to assist the Foundation in locating a buyer for its FIC stock. No corporate funds were used to obtain this proxy!

What Otter Creek Says: In commenting on the financial results for the year 2002, Otter Creek notes that the compensation for the top four executive officers was $3.8 million for the year.

The FIC Facts: The compensation paid executives in 2002 includes salary and bonus amounts paid to Roy Mitte. Currently, the combined annual compensation level for the officers of your Company is $1.2 million, which represents a significant cost savings to you - our shareholders.

What Otter Creek Says: Otter Creek states that your Board "summarily decided that the company was not for sale" in response to an expression of interest by The Pillar Group last winter. It also dismisses the Salomon Smith Barney study commissioned by your Board in relation to this event by stating broadly that it has "doubts about this process and its results."

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


The FIC Facts: At the time it expressed an interest in your Company, The Pillar Group did not have a track record of completing transactions of this size or in this industry. It did not present to your Company a bona fide offer, nor the ability to finance an offer. Despite these facts, your Board retained Salomon Smith Barney (SSB) to evaluate all of the strategic alternatives available to FIC, including a possible sale of your Company. The results of the SSB study were carefully considered by a Special Committee of non-management FIC Directors. Your Board believes that the process by which the SSB study was conducted was thorough and that in light of current market conditions, the business plan that was developed by your Company's new management team is in the best interests of our shareholders. SSB is an internationally recognized investment banking institution that has no reason to risk its reputation by providing anything less than fair and unbiased advice to any company following a thorough process.

                     YOUR COMPANY - YOUR INTEREST AT STAKE!

Otter Creek has stated directly to members of your Company's management that it is not interested in the long-term value of your Company. It has not offered you, the shareholder, a business plan that it would implement prior to a potential sale of your Company. Nor has it given any indication how it would protect the value of your investment in the event that it is unable to consummate a sale. The determination of Otter Creek, as expressed in its proxy statement, to pursue the sale of your Company appears to have been made without the advice of a recognized financial advisor such as SSB, and without consultation with management or the conduct of any in-depth due diligence. None of Otter Creek's nominees has the history or familiarity with your Company, whereas the slate of your Board strikes a responsible balance between experienced directors and those with fresh experience.

                           VOTE THE WHITE CARD TODAY!

We believe it is the legal responsibility and personal objective of each director of your Company to maximize the value of your investment in Financial Industries Corporation. We thank you for your attention to these matters and all of your past support. Your continued support would be most appreciated as you vote the WHITE proxy card at the Annual Shareholders Meeting of Financial Industries Corporation on July 31, 2003!

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


                                  HOW TO VOTE:


________________________________________________________________________________

     YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

1. If your shares are registered in your own name, please sign, date and mail the enclosed WHITE Proxy Card to Georgeson Shareholder Communications Inc. in the postage paid envelope provided today.

2. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a WHITE Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed WHITE Proxy Card in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a WHITE Proxy Card to be issued representing your shares.

3. After signing the enclosed WHITE Proxy Card do not sign or return the gold proxy card. Remember - only your latest dated proxy will determine how your shares are to be voted at the meeting. If you voted a gold proxy card and want to change your vote, you can do so now by sending in this WHITE proxy card.

4. If you have any questions or need further assistance in voting your shares, please contact our proxy solicitor.

                              Georgeson Shareholder
                          17 State Street, 10th Floor
                               New York, NY 10004
                        Banks and Brokers (212) 440-9800
                   Shareholders Call Toll Free (866) 274-2148

________________________________________________________________________________

                                 Sincerely,

                                 /s/ Eugene E. Payne

                                 Eugene E. Payne
                                 Chairman, President and Chief Executive Officer


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